EXHIBIT 4.8
SCHEDULE OF NON-EMPLOYEES RECEIVING STOCK OPTION GRANTS
NEW YORK BAGEL ENTERPRISES, INC.
1997 GRANTS

    NONQAULIFIED STOCK OPTIONS

     Date                                      Shares     Strike    Exercised
     Granted            Director               Granted     Price   (Cancelled)
     -------            --------               -------    ------   -----------

 1   October 6, 1997    Bill Atherton       a   17,500    $5.500*       -
 2   October 6, 1997    David Murfin        a   17,500    $6.050*       -

 3   October 6, 1997    Bill Walsh          a   17,500    $5.500*       -
 4   October 6, 1997    Stan Clark          a   17,500    $5.500*       -
                                               -------               --------
                                                70,000                  -
                                               -------               --------
                                               -------

  a Nonqualified Stock Options have been issued outside of the New York Bagel Enterprises, Inc. Incentive Stock Plan to the above named Board of Directors.


  * These issuances are a result of the Board of Directors meeting dated October 6, 1997 in which the Board repriced outstanding options by canceling and re-issuing on a one-for-one basis at an excercise price of $5.50 per share which is greater than 100% of the quoted close price of the stock of the corporation in The Wall Street Journal. In addition, such re-priced options are to vest as originally granted such that the new vesting periods shall be modified to give credit for the prior holding periods.